Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Managing Member of
Garrison Capital LLC and Subsidiaries:

We have audited the consolidated statement of financial condition of Garrison Capital LLC and Subsidiaries (the “Company”) including the consolidated schedule of investments, as of December 31, 2010, and the related consolidated statements of operations, changes in members’ capital and cash flows for the period from December 17, 2010 (commencement of operations) to December 31, 2010, and have issued our report thereon dated May 3, 2011 (included elsewhere in the Registration Statement (Form N-2) and related Prospectus). Our audit also included the senior securities table listed elsewhere in this Registration Statement (Form N-2) and related Prospectus. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
May 3, 2011